Confidential treatment requested by the registrant for its submission of this draft registration statement pursuant to Securities and Exchange Commission Rule 83	HUD-213

Exhibits 8.3 and 23.4

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Davis Polk & Wardwell London LLP 5 Aldermanbury Square London EC2V 7HR United Kingdom

November 8, 2017

Re:	Registration Statement on Form F-1

Hudson, Ltd.
4 New Square

Bedfont Lakes

Feltham

Middlesex TW14 8HA

United Kingdom

Dear Ladies and Gentlemen:

We are acting as counsel to Hudson, Ltd., a company incorporated in Bermuda (the “Company”), as to certain matters of United Kingdom tax law in connection with the preparation of the Registration Statement on Form F-1 and the related Prospectus (the “Prospectus”) filed with the Securities and Exchange Commission by the Company under the Securities Act of 1933, as amended (the “Securities Act”). The Prospectus has been filed in connection with the Company’s initial public offering of shares of its Class A common shares, par value $0.001 per share. We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of our opinion.

We hereby confirm that our opinion as to the material U.K. tax considerations relating to the ownership and disposal of New Shares to U.S. Holders is set forth under the caption “Taxation—U.K. Tax Considerations” in the Prospectus.

We express no opinion as to the laws of any jurisdiction other than the laws of the England and Wales as applied by the English courts and on the generally published practice of HM Revenue and Customs, as at the date of this letter. This opinion does not extend to (A) any law relating to tax made by the Scottish Parliament, the National Assembly for Wales or the Northern Irish Assembly, (B) any other law relating to any law so made, or (C) any practice relating to any such law, and we express no opinion on any such matters.

We hereby consent to the use of our name under the caption “Taxation” in the Prospectus and to the filing, as an exhibit to the Registration Statement, of this opinion.

In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Davis Polk & Wardwell London LLP